STATE OF CALIFORNIA STANDARD AGREEMENT -- APPROVED BY THE ATTORNEY GENERAL				CONTRACT NUMBER 00SA420104	AM. NO.
STD. 2 (REV. 5-91)				TAXPAYER’S FEDERAL EMPLOYER IDENTIFICATION NUMBER 48-1124536
THIS AGREEMENT, made and entered into this 1 day of September, 2001 in the State of California, by and between State of California, through its duly elected or appointed, qualified and acting
TITLE OF OFFICER ACTING FOR STATE	AGENCY

Secretary of State

, hereafter called the State, and
CONTRACTOR’S NAME

National Information Consortium USA, Inc.

, hereafter called the Contractor.

WITNESSETH:

Contractor agrees to provide to the State those data processing services, equipment and products specified in the Provisions and attached hereto and in accordance with the attached General Terms and Conditions, and all applicable provisions.

Specifically, the Contractor agrees to provide, and the State agrees to purchase, the mandatory services specified herein in accordance with the applicable provisions.

The Contractor also agrees to provide and the State may purchase the additional services specified herein in accordance with the applicable provisions.  Furthermore, the Contractor agrees to furnish and install at a site(s) designated by the State and the State may lease and/or purchase, any and all of those additional EDP equipment, special features, and products specified herein in accordance with the applicable provisions.

The term of this Contract is ____5 years__________.  The State reserves the option to extend this Contract for three (3) subsequent period of two (2) years each.

The maximum amount of this Contract shall not exceed $____25,284,656.00_______, consisting of $_25,284,656____ for the mandatory fixed price tasks, consisting of $__0________________________ (10% of the fixed price tasks) set aside for payment of unanticipated tasks specifically authorized herein and $______0_______________________ for additional services, equipment and software specified herein in accordance with applicable provisions.

This contract consists of the following Attachments which are hereby incorporated herein as if set forth in full text:

Attachment 1 – Statement of Work

Attachment 2 – General Provisions

Attachment 3 – IT General Terms & Conditions

Attachment 4 – IT Personnel Services Special Provisions

Attachment 5 – IT Technology Software Special Provisions

Attachment 6 – IT Purchase Special Provisions

Attachment 7 – IT Maintenance  Special Provisions

SSD SOS-0010 and Contractor’s response are hereby incorporated and made a part of this Contract by reference.

IN WITNESS WHEREOF, this agreement has been executed by the parties hereto, upon the date first above written.
STATE OF CALIFORNIA			CONTRACTOR
AGENCY Secretary of State			CONTRACTOR (If other than an individual, state whether a corporation, partnership, etc.) National Information Consortium USA, Inc.
BY (AUTHORIZED SIGNATURE) ➢/s/ Chon Gutierrez			BY (AUTHORIZED SIGNATURE) ➢/s/ Jim Dodd
PRINTED NAME OF PERSON SIGNING Chon Gutierrez			PRINTED NAME AND TITLE OF PERSON SIGNING Jim Dodd, Chief Executive Officer
TITLE Assistant, Secretary of State, Operations			ADDRESS 12 Corporate Woods, 10975 Benson St. #390 Overland Park, Kansas 66210
AMOUNT ENCUMBERED BY THIS DOCUMENT $25,284,656.00	PROGRAM/CATEGORY (CODE AND TITLE) B-Operating Expense & Equip -30		FUND TITLE General		Department of General Services Use Only
PRIOR AMOUNT ENCUMBERED FOR THIS CONTRACT $0.00	(OPTIONAL USE) Consulting Services/External				DEPARTMENT OF GENERAL SERVICES PROCUREMENT DIVISION
	ITEM 0890(b) - 001 - 0001	CHAPTER 106	STATUTE 2001	FISCAL YEAR 01/02	APPROVED
TOTAL AMOUNT ENCUMBERED TO DATE $25,284,656.00	OBJECT OF EXPENDITURE (CODE AND TITLE) See Attachment 8 - Funding Information				BY /s/ ILLEGIBLE
I hereby certify upon my own personal knowledge that budgeted funds are available for the period and purpose of the expenditure stated above		T.B.A. NO.	B.R. NO.		DATE
SIGNATURE OF ACCOUNTING OFFICER ➢/s/ Carol Fong			DATE 9/6/01
CONTRACTOR	STATE AGENCY	DEPT. OF GEN. SER.	CONTROLLER

00SA420104

SSD SOS 0010

Business Program Automation

Attachment 8 – Project Funding Information

                B-00/01-4200-940400-$8,074,000
                B-01/02-4200-940400-$5,275,000
                B-02/03-4200-940400-$3,376,883
                B-03/04-4200-940400-$7,363,111
                B-04/05-4200-940400-$   618,891
                B-05/06-4200-940400-$   576,771

SSD SOS 0010

Business Programs Automation

Attachment 1 Statement of Work

A.   Statement of Work and Work Authorization

1.     For that work that has been identified in the System Solicitation Document, a description of the work called a Statement of Work shall define and authorize such work with a guarantee of completion at the fixed price identified.  Statements of Work are required as part of the Final Proposal in Response to the SSD and will become the workplan for the project and the basis for the project schedule.

2.     Exhibit 1-A of this attachment provides the required format and content of the Statement of Work.  At a minimum, the Statement of Work must contain: a description of the tasks, a statement of the State’s responsibility, a statement of the Contractor’s responsibility, completion criteria, a list of deliverables.  It must also contain estimated start and end dates for major tasks.

3.     The Contractor shall make available to the State technically competent and adequately experienced personnel for the purpose of providing the services required to accomplish the tasks set forth in the RFP, in the manner described therein.

4.     The Contractor agrees to perform the services for which he is responsible, that he will accomplish this work in the manner and in the time stated in the Statement of Work, and that he will provide the deliverable items required.  This performance is predicated, however, on the State meeting its responsibilities in the time and manner described in the Statement of Work.

5.     For additional work that is not foreseen at the time this Contract is executed, a Work Authorization, as described in Exhibit 1-B will be the means for defining and authorizing such unanticipated work at the fixed price identified.  The combined total value of all Work Authorizations shall not exceed a maximum of ten percent (10%) of the initial value of this Contract.

6.     The Contractor shall not be authorized to commence performance of service as described in any Statement of Work or Work Authorization until written approval of the Statement of Work or Work Authorization has been obtained.  Any performance of service that is commenced prior to both the State’s and the Contractor’s signing of the Statement of Work or Work Authorization shall be considered voluntary on the part of the Contractor.

B.    Incorporation of the System Solicitation Document and Response
The System Solicitation Document, the Contractor’s Response to the System Solicitation Document and any addenda to either of these documents are incorporated into this Contract by reference.  The Contractor is required to meet all requirements defined in the System Solicitation Document, regardless of whether his proposal specifically addresses that requirement.

C.    Additional Work
The State reserves the right to enter into direct negotiations with the selected Vendor for any additional work that is consistent with the overall direction of this contract and may not go back out to bid.  The State will determine whether to enter into direct negotiations based on the State’s determination of whether the Vendor has performed in a satisfactory manner.  Nothing in this statement implies that the selected Vendor will be given additional work.  Such work, if awarded, would not be through the Work Authorization process described above.

D.    Conversion Costs
The State reserves the right to select one, some or all of the proposed conversion activity.  Nothing precludes the State from determining that it will not complete all conversions described in the SSD.  If the State determines that it does not wish to complete all conversions described in the SSD, the total amount of the contract will be reduced based on the Vendor’s costs as defined in the Cost Tables in the Response to the SSD.

Exhibit 1-A
Sample Statement of Work

1)     Activity Title

2)     Activity Objective
This section should describe the major activity to be undertaken (e.g., Design).  Provide an overview of how the Activity will be accomplished, the anticipated methodology, and the major stakeholder involvement.  There may be many Tasks within an Activity.

a)     Task Description
Tasks are subdivisions of Activities.  Each Task Description should contain the overall purpose of the Task, the outcome of the task and the estimated start and end dates.  There may be many Sub-tasks within a Task.

i)      Sub-tasks and Responsibilities
This section provides a detailed breakdown of the specific sub-tasks to be compelted and specifies whether the Contractor, the State and/or external user groups are involved in the completion of the task.

b)    Deliverables
This section lists the deliverables, if any, that are produced from this Task.

c)     Completion Criteria
This section describes how the State will determine that this Task has been completed.

Exhibit 1-B

Work Authorization

1)     Task Title

2)     Task Summary
This section should describe the Task to be undertaken.  Provide an overview of how the Task will be accomplished, the anticipated methodology, and the major stakeholder involvement.

i)      Sub-tasks and Responsibilities
This section provides a detailed breakdown of the specific sub-tasks to be completed and specifies whether the Contractor, the State and/or external user groups are involved in the completion of the task

b)    Deliverables
This section lists the deliverables, if any, that are produced from this Task.

c)     Completion Criteria
This section describes how the State will determine that this Task has been completed.

Schedule Dates:

Contractor Personnel to be Assigned:
Define, by name, contractor personnel to be assigned to this work authorization.

Projected Impact on Existing Scheduled Work:
Describe the potential impact on other scheduled work and mechanisms to be employed to mitigate that impact.

Number of hours:

Fixed Price bid:

This task will be performed in accordance with this Work Authorization and the provisions of Contract

Approvals

Contractor Project Executive	State Project Executive

NIC Final Proposal BUSINESS PROGRAMS AUTOMATION SYSTEM California Secretary of State SSD SOS-0010

Attachment 6:  IT Purchase Contract

PROPOSED CONTRACT LANGUAGE

TO SECTION 5c OF ATTACHMENT 3 GENERAL TERMS & CONDITIONS

Per the mutually agreed upon language, Section 5c of the General Terms & Conditions should read as follows:

“All inventions, discoveries or improvements of the computer programs developed pursuant to this Contract shall be the property of the State.  The State agrees to grant a nonexclusive royalty-free license for any such invention, discovery, or improvement to the Contractor program or any other person designated by the Contractor and further agrees that the Contractor or any other such person may sublicense additional persons on the same royalty-free basis.”

RIDER 2 TO SECTION 5 OF ATTACHMENT 3 GENERAL TERMS & CONDITIONS
Per the mutually agreed upon language, NIC proposes the addition of the following text as Section 5.e:

"For the purpose of this Agreement, Existing Materials means software programs and related documentation, methodologies, tools and materials owned by or licensed to the Contractor prior to the effective date of this Agreement.  Contractor shall retain all of its rights, title and interest in and to the Existing Materials.  It is understood that no title to or ownership of Existing Materials, or any part thereof, is hereby transferred to the State.  To the extent that any intellectual property rights in the Existing Materials are required for the State to use the Deliverables to carry out the objectives of this Agreement, Contractor grants the State a royalty-free, non-exclusive, and non-transferable license to such rights.  The State agrees to maintain the confidentiality of the Existing Materials, and all parts thereof, according to the following Section 6."

SSD SOS0010

Business Programs Automation

Attachment 3:  General Provisions

GSPD-401	(REVISED 03/01/2000 AND EFFECTIVE 03/27/2000)

1.     DEFINITIONS: The following terms shall be given the meaning shown, unless context requires otherwise or a unique meaning is otherwise specified.

a)     “Business entity” means any individual, business, partnership, joint venture, corporation, S-corporation, limited liability corporation, limited liability partnership, sole proprietorship, joint stock company, consortium, or other private legal entity recognized by statute.

b)    “Buyer” means the State’s authorized contracting official.

c)     “Contract” means this purchase order, contract or agreement, by whatever name known or in whatever format used.

d)    “Contractor” means the business entity with whom the State enters into a contract. Contractor shall be synonymous with “supplier”, “vendor” or other similar term.

e)     “Goods” means all types of tangible personal property, including but not limited to materials, supplies, equipment (“commodities”) and information and telecommunication technology.

e)     “State” means the State of California, its employees and authorized representatives.

2.     CONTRACT FORMATION:

a)     If this contract results from a sealed bid offered in response to a solicitation conducted pursuant to Chapters 2 (commencing with Section 10290), 3 (commencing with Section 12100), and 3.6 (commencing with Section 12125) of Part 2 of Division 2 of the Public Contract Code (PCC), then contractor's bid is a firm offer to the State which is accepted by the issuance of this contract and no further action is required by either party.

b)    If this contract results from a solicitation other than described in paragraph a), above, contractor's quotation or proposal is deemed a firm offer and this contract document is the State's acceptance of that offer.

c)     If this contract resulted from a joint bid, it shall be deemed one indivisible contract.  Each such joint contractor will be jointly and severally liable for the performance of the entire contract.  The State assumes no responsibility or obligation for the division of orders or purchases among joint contractors.

3.     COMPLETE INTEGRATION: This contract, including any documents incorporated herein by express reference, is intended to be a complete integration and there are no prior or contemporaneous different or additional agreements pertaining to the subject matter of the contract.

4.     SEVERABILITY:  The contractor and the State agree that if any provision of this contract is found to be illegal or unenforceable, such term or provision shall be deemed stricken and the remainder of the contract shall remain in full force and effect.  Either party having knowledge of such term or provision shall promptly inform the other of the presumed non-applicability of such provision.

5.     INDEPENDENT CONTRACTOR:  Contractor and the agents and employees of contractor, in the performance of this contract, shall act in an independent capacity and not as officers or employees or agents of the State.

6.     APPLICABLE LAW:  This contract shall be governed by and shall be interpreted in accordance with the laws of the State of California; venue of any action brought with regard to this contract shall be in Sacramento County, Sacramento, California.  The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this contract.

7.     COMPLIANCE WITH STATUTES AND REGULATIONS:

a)     Contractor warrants and certifies that in the performance of this contract, it will comply with all applicable statutes, rules, regulations and orders of the United States and the State of California and agrees to indemnify the State against any loss, cost, damage or liability by reason of contractor’s violation of this provision.

b)    If this contract is in excess of $500,000, it is subject to the requirements of the World Trade Organization (WTO) Government Procurement Agreement (GPA).

8.     CONTRACTOR’S POWER AND AUTHORITY:  The contractor warrants that it has full power and authority to grant the rights herein granted and will hold the State harmless from and against any loss, cost, liability, and expense (including reasonable attorney fees) arising out of any breach of this warranty.  Further, contractor avers that it will not enter into any arrangement with any third party which might abridge any rights of the State under this contract.

9.     ASSIGNMENT:  This contract shall not be assignable by the contractor in whole or in part without the written consent of the State  For the purpose of this paragraph, State will not unreasonably prohibit Contractor from freely assigning its right to payment, provided that Contractor remains responsible for its obligations hereunder.

10.  WAIVER OF RIGHTS:  Any action or inaction by the State or the failure of the State on any occasion, to enforce any right or provision of the contract, shall not be construed to be a waiver by the State of its rights hereunder and shall not prevent the State from enforcing such provision or right on any future occasion.    The rights and remedies of the State herein are cumulative and are in addition to any other rights or remedies that the State may have at law or in equity.

11.  ORDER OF PRECEDENCE: In the event of any inconsistency between the articles, attachments, specifications or provisions which constitute this contract, the following order of precedence shall apply in decending order from the highest precedence to the lowest precedence:

a)     contract form, i.e., Purchase Order, Standard Agreement, etc., and any amendments thereto;

b)    specifications/Statement of Work;

c)     special terms and conditions;

d)    general terms and conditions, including these General Provisions; and

e)     all other attachments incorporated herein by reference.

The specifications shall prevail over any subsidiary documents referenced therein.

12.  PACKING AND SHIPMENT:

a)     All goods are to be packed in suitable containers for protection in shipment and storage, and in accordance with applicable specifications.  Each container of a multiple container shipment shall be identified to:

i)      show the number of the container and the total number of containers in the shipment; and

ii)     the number of the container in which the packing sheet has been enclosed.

b)    All shipments by contractor or its subcontractors must include packing sheets identifying: the State’s contract number; item number; quantity and unit of measure; part number and description of the goods shipped; and appropriate evidence of inspection, if required.  Goods for different contracts shall be listed on separate packing sheets.

c)     Shipments must be made as specified in this contract, as it may be amended, or otherwise directed in writing by the State’s Transportation Management Unit within the Department of General Services, Procurement Division.

13.  TRANSPORTATION COSTS AND OTHER FEES OR EXPENSES:  No charge for delivery, drayage, express, parcel post, packing, cartage, insurance, license fees, permits, cost of bonds, or for any other purpose will be paid by the State unless expressly included and itemized in the contract.

a)     Contractor must strictly follow contract requirements regarding Free on Board (F.O.B.), freight terms and routing instructions.  The State may permit use of an alternate carrier at no additional cost to the State with advance written authorization of the buyer.

b)    If “prepay and add” is selected, supporting freight bills are required when over $50, unless an exact freight charge is approved by the Transportation Management Unit within the Department of General Services Procurement Division and a waiver is granted.

c)     On "F.O.B. Shipping Point" transactions, should any shipments under the contract be received by the State in a damaged condition and any related freight loss and damage claims filed against the carrier or carriers be wholly or partially declined by the carrier or carriers with the inference that damage was the result of the act of the shipper such as inadequate packaging or loading or some inherent defect in the equipment and/or material, contractor, on request of the State, shall at contractor's own expense assist the State in establishing carrier liability by supplying evidence that the equipment and/or material was properly constructed, manufactured, packaged, and secured to withstand normal transportation conditions.

14.  TIME IS OF THE ESSENCE:  Time is of the essence in this contract.

15.  DELIVERY: Contractor shall strictly adhere to the delivery and completion schedules specified in this contract. Time, if stated as a number of days, shall mean calendar days unless otherwise specified. The quantities specified herein are the only quantities required.  If contractor delivers in excess of the quantities specified herein, the State shall not be required to make any payment for the excess goods, and may return them to contractor at contractor’s expense or utilize any other rights available to the State at law or in equity.

16.  SUBSTITUTIONS: Substitution of goods may not be tendered without advance written consent of the buyer.  Contractor shall not use any specification in lieu of those contained in the contract without written consent of the buyer.

17.  INSPECTION, ACCEPTANCE AND REJECTION:

a)     Contractor and its subcontractors will provide and maintain a quality assurance system acceptable to the State covering goods and services under this contract and will tender to the State only those goods that have been inspected and found to conform to this contract’s requirements.  Contractor will keep records evidencing inspections and their result, and will make these records available to the State during contract performance and for three years after final payment. Contractor shall permit the State to review procedures, practices, processes and related documents to determine the acceptability of Contractor’s quality assurance system or other business practices related to performance of the contract.

b)    All goods may be subject to inspection and test by the State or its authorized representatives.

c)     Contractor and its subcontractors shall provide all reasonable facilities for the safety and convenience of inspectors at no additional cost to the State.  Contractor shall furnish to inspectors all information and data as may be reasonably required to perform their inspection.

d)    All goods to be delivered hereunder may be subject to final inspection, test and acceptance by the State at destination, notwithstanding any payment or inspection at source.

e)     The State shall give notice of rejection of goods delivered or services performed hereunder within a reasonable time after receipt of such goods or performance of such services.  Acceptance by the State shall not waive any rights that the State might otherwise have at law or by express reservation in this contract with respect to any nonconformity.

18.  SAMPLES:

a)     Samples of items may be required by the State for inspection and specification testing and must be furnished free of expense to the State.  The samples furnished must be identical in all respects to the products bid and/or specified in the contract.

b)    Samples, if not destroyed by tests, may, upon request made at the time the sample is furnished, be returned at contractor’s expense.

19.  WARRANTY:  Unless otherwise specified, the warranties contained in this contract begin after acceptance has occurred.

a)     Contractor warrants that goods and services furnished hereunder will conform to the requirements of this contract (including all descriptions, specifications and drawings made a part hereof), and such goods will be merchantable, fit for their intended purposes, free from all defects in materials and workmanship and to the extent not manufactured pursuant to detailed designs furnished by the State, free from defects in design.  The State’s approval of designs or specifications furnished by contractor shall not relieve the contractor of its obligations under this warranty.

b)    All warranties, including special warranties specified elsewhere herein, shall inure to the State, its successors, assigns, customer agencies and users of the goods or services.

20.  SAFETY AND ACCIDENT PREVENTION:  In performing work under this contract on State premises, contractor shall conform to any specific safety requirements contained in the contract or as required by law or regulation.  Contractor shall take any additional precautions as the State may reasonably require for safety and accident prevention purposes.  Any violation of such rules and requirements, unless promptly corrected, shall be grounds for termination of this contract in accordance with the default provisions hereof.

21.  INSURANCE:  When performing work on property in the care, custody or control of the State, contractor shall maintain all commercial general liability insurance, workers’ compensation insurance and any other insurance the State deems appropriate under the contract.  Contractor shall furnish an insurance certificate evidencing required insurance coverage acceptable to the State.  Upon request by the buyer, the contractor may be required to have the State shown as an “additional insured” on selected policies.

22.  TERMINATION FOR NON-APPROPRIATION OF FUNDS

a)     If the term of this contract extends into fiscal years subsequent to that in which it is approved, such continuation of the contract is contingent on the appropriation of funds for such purpose by the Legislature.  If funds to effect such continued payment are not appropriated, contractor agrees to take back any affected goods furnished under this contract, terminate any services supplied to the State under this contract, and relieve the State of any further obligation therefor.

b)     STATE AGREES THAT IF PARAGRAPH (a) ABOVE IS INVOKED, GOODS SHALL BE RETURNED TO THE CONTRACTOR IN SUBSTANTIALLY THE SAME CONDITION IN WHICH DELIVERED TO THE STATE, SUBJECT TO NORMAL WEAR AND TEAR.  STATE FURTHER AGREES TO PAY FOR PACKING, CRATING, TRANSPORTATION TO CONTRACTOR’S NEAREST FACILITY AND FOR REIMBURSEMENT TO THE CONTRACTOR FOR EXPENSES INCURRED FOR THEIR ASSISTANCE IN SUCH PACKING AND CRATING.

23.  TERMINATION FOR THE CONVENIENCE OF THE STATE-

a)     The State may terminate performance of work under this contract for its convenience in whole or, from time to time, in part, if the Department of General Services, Deputy Director, Procurement Division, or designee, determines that a termination is in the State’s interest.  The Department of General Services, Deputy Director, Procurement Division, or designee, shall terminate by delivering to the contractor a Notice of Termination specifying the extent of termination and the effective date thereof.  The parties agree that, as to the terminated portion of the contract, the contract shall be deemed to remain in effect until such time as the termination settlement, if any, is concluded and the contract shall not be void.

b)    After receipt of a Notice of Termination, and except as directed by the State, the contractor shall immediately proceed with the following obligations, as applicable, regardless of any delay in determining or adjusting any amounts due under this clause.  The Contractor shall:

i)      Stop work as specified in the Notice of Termination.

ii)     Place no further subcontracts for materials, services, or facilities, except as necessary to complete the continued portion of the contract.

iii)    Terminate all subcontracts to the extent they relate to the work terminated.

iv)   Settle all outstanding liabilities and termination settlement proposals arising from the termination of subcontracts; the approval or ratification of which will be final for purposes of this clause.

24.  TERMINATION FOR DEFAULT:

a)     The State may, subject to the Force Majeure paragraph contained herein, by written notice of default to the contractor, terminate this contract in whole or in part if the contractor fails to:

i)      Deliver the goods or to perform the services within the time specified in the contract or any amendment thereto;

ii)     Make progress, so as to endanger performance of this contract (but see subparagraph (b) below); or

iii)    Perform any of the other provisions of this contract (but see subparagraph (b), below).

b)    The State’s right to terminate this contact under subparagraphs (a)(ii) and (a)(iii) above, may be exercised if the contractor does not cure such failure within the time frame stated in the cure notice issued by the buyer.

c)     If the State terminates this contract in whole or in part, it may acquire, under the terms and in the manner the buyer considers appropriate, goods or services similar to those terminated, and the contractor will be liable to the State for any excess costs for those goods or services.  However, the contractor shall continue the work not terminated.

d)    If the contract is terminated for default, the State may require the contractor to transfer title and deliver to the State, as directed by the buyer, any:

i)      Completed goods, and

ii)     Partially completed goods and materials, parts, tools, dies, jigs, fixtures, plans, drawings, information, and contract rights (collectively referred to as “manufacturing materials” in this clause) that the contractor has specifically produced or acquired for the terminated portion of this contract.  Upon direction of the buyer, the contractor shall also protect and preserve property in its possession in which the State has an interest.

e)     The State shall pay contract price for completed goods delivered and accepted.  The contractor and buyer shall agree on the amount of payment for manufacturing materials delivered and accepted for the protection and preservation of the property.  Failure to agree will be a dispute under the Disputes clause.  The State may withhold from these amounts any sum the buyer determines to be necessary to protect the State against loss because of outstanding liens or claims of former lien holders.

f)     If, after termination, it is determined that the contractor was not in default, or that the default was excusable, the rights and obligations of the parties shall be the same as if the termination had been issued for the convenience of the State.

g)    The rights and remedies of the State in this clause are in addition to any other rights and remedies provided by law or under this contract.

25.  FORCE MAJEURE

Except for defaults of subcontractors at any tier, the contractor shall not be liable for any excess costs if the failure to perform the contract arises from causes beyond the control and without the fault or negligence of the contractor.  Examples of such causes include, but are not limited to:

a)     Acts of God or of the public enemy, and

b)    Acts of the federal or state government in either its sovereign or contractual capacity.

If the failure to perform is caused by the default of a subcontractor at any tier, and if the cause of the default is beyond the control of both the contractor and subcontractor, and without the fault or negligence of either, the contractor shall not be liable for any excess costs for failure to perform, unless the subcontracted goods or services were obtainable from other sources in sufficient time for the contractor to meet the required delivery schedule.

26.  RIGHTS AND REMEDIES OF STATE FOR DEFAULT:

a)     In the event any goods furnished or services provided by the contractor in the performance of the contract should fail to conform to the requirements herein, or to the sample submitted by the contractor, the State may reject the same, and it shall become the duty of the contractor to reclaim and remove the item promptly or to correct the performance of services, without expense to the State, and immediately  replace all such rejected items with others conforming to the contract.

b)    In addition to any other rights and remedies the State may have, the State may require contractor, at contractor’s expense, to ship goods via air freight or expedited routing to avoid or minimize actual or potential delay if the delay is the fault of the contractor.

c)     In the event of the termination of the contract, either in whole or in part, by reason of default or breach by the contractor, any loss or damage sustained by the State in procuring any items which the contractor agreed to supply shall be borne and paid for by the contractor.

d)    The State reserves the right to offset the reasonable cost of all damages caused to the State against any outstanding invoices or amounts owed to contractor or to make a claim against the contractor therefore.

27.  CONTRACTOR’S LIABILITY FOR INJURY TO PERSONS OR DAMAGE TO PROPERTY:

a)     The contractor shall be liable for damages arising out of injury to the person and/or damage to the property of the State, employees of the State, persons designated by the State for training, or any other person(s) other than agents or employees of the contractor, designated by the State for any purpose, prior to, during, or subsequent to delivery, installation, acceptance, and use of the goods either at the contractor’s site or at the State’s place of business, provided that the injury or damage was caused by the fault or neligence of the contractor.

b)    Contractor shall not be liable for damages arising out of or caused by an alteration or an attachment not made or installed by the contractor, or for damage to alterations or attachments that may result from the normal operation and maintenance of the goods provided by the contractor during the contract.

28.  INDEMNIFICATION:  Contractor agrees to indemnify, defend and save harmless the State, its officers, agents and employees from any and all claims and losses accruing or resulting to any and all contractors, subcontractors, suppliers, laborers and any other person, firm, or corporation furnishing or supplying work, services, materials or supplies in connection with the performance of this contract, and from any and all claims and losses accruing or resulting to any person, firm or corporation which may be injured or damaged by contractor in the performance of this contract.

29.  INVOICES:  Unless otherwise specified, invoices shall be sent to the address set forth herein.  Invoices shall be submitted in triplicate and shall include the contract number; release order number (if applicable); item number; unit price, extended item price and invoice total amount.  State sales tax and/or use tax shall be itemized separately and added to each invoice as applicable.

30.  REQUIRED PAYMENT DATE: Unless otherwise specified, payment will be made in accordance with Government Code Sections 927 et seq., as applicable.  Payment shall not be due until the later of: (a) the date of acceptance of goods or performance of services; or (b) receipt of an accurate invoice.

31.  TAXES:  Unless otherwise required by law, the State of California is exempt from Federal excise taxes.  The State will only pay for any State or local sales or use taxes on the services rendered or goods supplied to the State pursuant to this contract.

32.  NEWLY MANUFACTURED GOODS:  All goods furnished under this contract shall be newly manufactured goods; used or reconditioned goods are prohibited, unless otherwise specified.

33.  CONTRACT MODIFICATION:  No amendment or variation of the terms of this contract shall be valid unless made in writing, signed by the parties and approved as required.  No oral understanding or agreement not incorporated in the contract is binding on any of the parties.

34.  CONFIDENTIALITY OF DATA:  All financial, statistical, personal, technical and other data and information relating to the State's operation which are designated confidential by the State and made available to the contractor in order to carry out this contract, or which become available to the contractor in carrying out this contract, shall be protected by the contractor from unauthorized use and disclosure through the observance of the same or more effective procedural requirements as are applicable to the State.  The identification of all such confidential data and information as well as the State's procedural requirements for protection of such data and information from unauthorized use and disclosure shall be provided by the State in writing to the contractor.  If the methods and procedures employed by the contractor for the protection of the contractor's data and information are deemed by the State to be adequate for the protection of the State's confidential information, such methods and procedures may be used, with the written consent of the State, to carry out the intent of this paragraph. The contractor shall not be required under the provisions of this paragraph to keep confidential any data or information which is or becomes publicly available, is already rightfully in the contractor's possession, is independently developed by the contractor outside the scope of this contract, or is rightfully obtained from third parties.

35.  NEWS RELEASES:  Unless otherwise exempted, news releases pertaining to this contract shall not be made without prior written approval of the Department of General Services.

36.  PATENT, COPYRIGHT and TRADE SECRET INDEMNITY:

a)     Contractor shall hold the State of California, its officers, agents and employees, harmless from liability of any nature or kind, including costs and expenses, for infringement or use of any copyrighted or uncopyrighted composition, secret process, patented or unpatented invention, article or appliance furnished or used in connection with the contract.

b)    Contractor may be required to furnish a bond to the State against any and all loss, damage, costs, expenses, claims and liability for patent, copyright and trade secret infringement.

c)     Contractor, at its own expense, shall defend any action brought against the State to the extent that such action is based upon a claim that the goods or software supplied by the contractor or the operation of such goods pursuant to a current version of contractor supplied operating software infringes a United States patent or copyright or violates a trade secret.  The contractor shall pay those costs and damages finally awarded against the State in any such action.  Such defense and payment shall be conditioned on the following:

i)      That the contractor shall be notified within a reasonable time in writing by the State of any notice of such claim; and,

ii)     That the contractor shall have the sole control of the defense of any action on such claim and all negotiations for its settlement or compromise, provided, however, that when principles of government or public law are involved, the State shall have the option to participate in such action at its own expense.

d)    Should the goods or software, or the operation thereof, become, or in the contractor's opinion are likely to become, the subject of a claim of infringement of a United States patent or copyright or a trade secret, the State shall permit the contractor at its option and expense either to procure for the State the right to continue using the goods or software, or to replace or modify the same so that they become non–infringing.  If none of these options can reasonably be taken, or if the use of such goods or software by the State shall be prevented by injunction, the contractor agrees to take back such goods or software and make every reasonable effort to assist the State in procuring substitute goods or software.  If, in the sole opinion of the State, the return of such infringing goods or software makes the retention of other goods or software acquired from the contractor under this contract impractical, the State shall then have the option of terminating such contracts, or applicable portions thereof, without penalty or termination charge. The contractor agrees to take back such goods or software and refund any sums the State has paid contractor less any reasonable amount for use or damage.

e)     The contractor shall have no liability to the State under any provision of this clause with respect to any claim of patent, copyright or trade secret infringement which is based upon:

i)      The combination or utilization of goods furnished hereunder with equipment or devices not made or furnished by the contractor; or,

ii)     The operation of equipment furnished by the contractor under the control of any operating software other than, or in addition to, the current version of contractor–supplied operating software; or

iii)    The modification by the State of the equipment furnished hereunder or of the software; or

iv)   The combination or utilization of software furnished hereunder with non–contractor supplied software.

f)     Contractor certifies it has appropriate systems and controls in place to ensure that State funds will not be used to acquire, operate or maintain computer software in a manner that does not comply with applicable copyrights and further agrees not to acquire, operate or maintain such software in a manner that does not comply with applicable copyrights.

g)    The foregoing states the entire liability of the contractor to the State with respect to infringement of patents, copyrights or trade secrets.

37.  EXAMINATION AND AUDIT:  Contractor agrees that the State, or its designated representative shall have the right to review and copy any records and supporting documentation pertaining to performance of this contract. Contractor agrees to maintain such records for possible audit for a minimum of three (3) years after final payment, unless a longer period of records retention is stipulated.  Contractor agrees to allow the auditor(s) access to such records during normal business hours and to allow interviews of any employees or others who might reasonably have information related to such records.  Further, contractor agrees to include a similar right of the State to audit records and interview staff in any subcontract related to performance of this contract.

38.  DISPUTES:

a)     The parties shall deal in good faith and attempt to resolve potential disputes informally.  If the dispute persists,  contractor shall submit to the Department Director or designee a written demand for a final decision regarding the disposition of any dispute between the parties arising under, related to or involving this contract, unless the State, on its own initiative, has already rendered such a final decision.  Contractor’s written demand shall be fully supported by factual information, and if such demand involves a cost adjustment to the contract, contractor shall include with the demand a written statement signed by an authorized person indicating that the demand is made in good faith, that the supporting data are accurate and complete and that the amount requested accurately reflects the contract adjustment for which contractor believes the State is liable. If the contractor is not satisfied with the decision of the Department Director or designee, the contractor may appeal the decision to the Department of General Services, Deputy Director, Procurement Division.  In the event that this contract is for information technology goods and/or services, the decision may be appealed to an Executive Committee of State and contractor personnel.

b)    Pending the final resolution of any dispute arising under, related to or involving this contract, contractor agrees to diligently proceed with the performance of this contract, including the delivery of goods or providing of services in accordance with the State’s instructions.  Contractor’s failure to diligently proceed in accordance with the State’s instructions shall be considered a material breach of this contract.

c)     Any final decision of the State shall be expressly identified as such, shall be in writing, and shall be signed by the Department Director or designee or Deputy Director, Procurement Division if an appeal was made.   If the State fails to render a final decision within 90 days after receipt of contractor’s demand, it shall be deemed a final decision adverse to contractor’s contentions.  The State’s final decision shall be conclusive and binding regarding the dispute unless contractor commences an action in a court of competent jurisdiction to contest such decision within 90 days following the date of the final decision or one (1) year following the accrual of the cause of action, whichever is later.

39.  STOP WORK:

a)     The State may, at any time, by written Stop Work Order to the contractor, require the contractor to stop all, or any part, of the work called for by this contract for a period up to 90 days after the Stop Work Order is delivered to the contractor, and for any further period to which the parties may agree.  The Stop Work Order shall be specifically identified as such and shall indicate it is issued under this clause.  Upon receipt of the Stop Work Order, the contractor shall immediately comply with its terms and take all reasonable steps to minimize the incurrence of costs allocable to the work covered by the Stop Work Order during the period of work stoppage.  Within a period of 90 days after a Stop Work Order is delivered to the contractor, or within any extension of that period to which the parties shall have agreed, the State shall either:

i)      Cancel the Stop Work Order; or

ii)     Terminate the work covered by the Stop Work Order as provided for in the termination for default or the termination for convenience clause of this contract.

b)    If a Stop Work Order issued under this clause is canceled or the period of the Stop Work Order or any extension thereof expires, the contractor shall resume work.  The State shall make an equitable adjustment in the delivery schedule, the contract price, or both, and the contract shall be modified, in writing, accordingly, if:

i)      The Stop Work Order results in an increase in the time required for, or in the contractor’s cost properly allocable to the performance of any part of this contract; and

ii)             The contractor asserts its right to an equitable adjustment within 30 days after the end of the period of work stoppage; provided, that if the State decides the facts justify the action, the State may receive and act upon a proposal submitted at any time before final payment under this contract.

c)     If a Stop Work Order is not canceled and the work covered by the Stop Work Order is terminated in accordance with the provision entitled Termination for the Convenience of the State, the State shall allow reasonable costs resulting from the Stop Work Order in arriving at the termination settlement.

d)    The State shall not be liable to the contractor for loss of profits because of a Stop Work Order issued under this clause.

40.  PRIORITY HIRING CONSIDERATIONS:  If this contract includes services in excess of $200,000, the contractor shall give priority consideration in filling vacancies in positions funded by the contract to qualified recipients of aid under Welfare and Institutions Code Section 11200 in accordance with PCC Section 10353.

41.  COVENANT AGAINST GRATUITIES:  The contractor warrants that no gratuities (in the form of entertainment, gifts, or otherwise) were offered or given by the contractor, or any agent or representative of the contractor, to any officer or employee of the State with a view toward securing the contract or securing favorable treatment with respect to any determinations concerning the performance of the contract.  For breach or violation of this warranty, the State shall have the right to terminate the contract, either in whole or in part, and any loss or damage sustained by the State in procuring on the open market any items which contractor agreed to supply shall be borne and paid for by the contractor.  The rights and remedies of the State provided in this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or in equity.

42.  NONDISCRIMINATION CLAUSE:

a)     During the performance of this contract,  contractor and its subcontractors shall not unlawfully discriminate, harass or allow harassment, against any employee or applicant for employment because of sex, sexual orientation, race, color, ancestry, religious creed, national origin, disability (including HIV and AIDS), medical condition (cancer), age, marital status, and denial of family care leave. Contractor and subcontractors shall insure that the evaluation and treatment of their employees and applicants for employment are free from such discrimination and harassment. Contractor and subcontractors shall comply with the provisions of the Fair Employment and Housing Act (Government Code, Section 12990 et seq.) and the applicable regulations promulgated thereunder (California Code of Regulations, Title 2, Section 7285.0 et seq.).  The applicable regulations of the Fair Employment and Housing Commission implementing Government Code Section 12990 (a–f), set forth in Chapter 5 of Division 4 of Title 2 of the California Code of Regulations are incorporated into this contract by reference and made a part hereof as if set forth in full. Contractor and its subcontractors shall give written notice of their obligations under this clause to labor organizations with which they have a collective bargaining or other agreement.

b)    The contractor shall include the nondiscrimination and compliance provisions of this clause in all subcontracts to perform work under the contract.

43.  NATIONAL LABOR RELATIONS BOARD CERTIFICATION:  Contractor swears under penalty of perjury that no more than one final, unappealable finding of contempt of court by a federal court has been issued against the contractor within the immediately preceding two–year period because of the contractor’s failure to comply with an order of the National Labor Relations Board.  This provision is required by, and shall be construed in accordance with, PCC Section 10296.

44.  ASSIGNMENT OF ANTITRUST ACTIONS:  Pursuant to Government Code Sections 4552, 4553, and 4554, the following provisions are incorporated herein:

a)     In submitting a bid to the State, the supplier offers and agrees that if the bid is accepted, it will assign to the State all rights, title, and interest in and to all causes of action it may have under Section 4 of the Clayton Act (15 U.S.C. 15) or under the Cartwright Act (Chapter 2, commencing with Section 16700, of Part 2 of Division 7 of the Business and Professions Code), arising from purchases of goods, material, or services by the supplier for sale to the State pursuant to the solicitation.  Such assignment shall be made and become effective at the time the State tenders final payment to the supplier.

b)    If the State receives, either through judgment or settlement, a monetary recovery for a cause of action assigned under this chapter, the assignor shall be entitled to receive reimbursement for actual legal costs incurred and may, upon demand, recover from the State any portion of the recovery, including treble damages, attributable to overcharges that were paid by the assignor but were not paid by the State as part of the bid price, less the expenses incurred in obtaining that portion of the recovery.

c)     Upon demand in writing by the assignor, the assignee shall, within one year from such demand, reassign the cause of action assigned under this part if the assignor has been or may have been injured by the violation of law for which the cause of action arose and

i)      the assignee has not been injured thereby, or

ii)     the assignee declines to file a court action for the cause of action.

45.  DRUG–FREE WORKPLACE CERTIFICATION:  The contractor certifies under penalty of perjury under the laws of the State of California that the contractor will comply with the requirements of the Drug–Free Workplace Act of 1990 (Government Code Section 8350 et seq.) and will provide a drug–free workplace by taking the following actions:

a)     Publish a statement notifying employees that unlawful manufacture, distribution, dispensation, possession, or use of a controlled substance is prohibited and specifying actions to be taken against employees for violations, as required by Government Code Section 8355(a).

b)    Establish a Drug–Free Awareness Program as required by Government Code Section 8355(b) to inform employees about all of the following:

i)      the dangers of drug abuse in the workplace;

ii)     the person's or organization's policy of maintaining a drug–free workplace;

iii)    any available counseling, rehabilitation and employee assistance programs; and,

iv)   penalties that may be imposed upon employees for drug abuse violations.

c)     Provide, as required by Government Code Section 8355(c), that every employee who works on the proposed or resulting contract:

i)      will receive a copy of the company's drug–free policy statement; and,

ii)     will agree to abide by the terms of the company's statement as a condition of employment on the contract.

46.  YEAR 2000 COMPLIANCE:  Contractor warrants that it will provide only Year 2000 compliant products and/or services to the State in all present and future contracts and that Year 2000 compliant products and/or services meet the following requirements:

a)     For information technology goods and/or services, the contractor warrants and represents that the hardware, software and firmware goods and services delivered under this contract shall be able to accurately process date data (including, but not limited to, calculating, comparing, and/or sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations to the extent that other information technology used in combination with the information technology being acquired, properly exchanges date data with it.  This warranty and representation is subject to the warranty terms and conditions of this contract.  Nothing in this warranty shall be construed to limit any rights or remedies the State may otherwise have under this contract with respect to defects other than Year 2000 performance.

b)    For non-information technology goods and/or services, the contractor warrants and represents that the goods or services delivered under this contract are “Year 2000 compliant”.  For purposes of this contract, a good or service is Year 2000 compliant if it will continue to function fully before, at and after the Year 2000 without interruption and, if applicable, with full ability to accurately and unambiguously process, display, compare, calculate, manipulate and otherwise utilize date information.  This warranty and representation supersedes all warranty disclaimers and limitations and all limitations on liability provided by or through the contractor.

c)     Resellers must obtain written confirmation from the manufacturer that the goods and/or services are Year 2000 compliant, as defined above.

47.  FORCED, CONVICT AND INDENTURED LABOR: In accordance with PCC Section 6108, contractor warrants that no foreign-made equipment, materials, or supplies furnished to the State pursuant to this contract are produced in whole or in part by forced labor, convict labor, or indentured labor.

48.  RECYCLING:  Contractor hereby certifies under penalty of perjury that a percentage (0% to 100%) of the materials, goods, supplies offered, or products used in the performance of this contract meet or exceed the minimum percentage of recycled material as defined in PCC Sections 12161 and 12200.

49.  CHILD SUPPORT COMPLIANCE ACT:  For any contract in excess of $100,000, the contractor acknowledges in accordance with PCC Section 7110, that:

a)     The contractor recognizes the importance of child and family support obligations and shall fully comply with all applicable state and federal laws relating to child and family support enforcement, including, but not limited to, disclosure of information and compliance with earnings assignment orders, as provided in Chapter 8 (commencing with Section 5200) of Part 5 of Division 9 of the Family Code; and

b)    The contractor, to the best of its knowledge is fully complying with the earnings assignment orders of all employees and is providing the names of all new employees to the New Hire Registry maintained by the California Employment Development Department.

50.  AMERICANS WITH DISABILITIES ACT:  Contractor assures the State that it complies with the Americans with Disabilities Act (ADA) of 1990, which prohibits discrimination on the basis of disability, as well as all applicable regulations and guidelines issued pursuant to the ADA.  (42 U.S.C. 12101 et seq.)

SSD SOS 0010

Business Programs Automation

Attachment 3:  General Provisions

1      Definitions

a.     Acceptance Tests—Those tests performed during the Performance Period which are intended to determine compliance of equipment and software with the specifications and all other attachments incorporated herein by reference and to determine the reliability of the equipment.

b.     Application Program—A computer program which is intended to be executed for the purpose of performing useful work for the user of the information being processed.  Application programs are developed or otherwise acquired by the user of the hardware/software system, but they may be supplied by the Contractor.

c.     Attachment—A mechanical, electrical, or electronic interconnection to the Contractor-supplied machine or system of equipment, manufactured by other than the original equipment manufacturer, that is not connected by the Contractor.

d.     Data Processing Subsystem—A complement of Contractor-furnished individual machines, including the necessary controlling elements (or the functional equivalent) and operating software, if any, which are acquired to operate as an integrated group, and which are interconnected entirely by Contractor-supplied power and/or signal cables; e.g., direct access controller and drives, a cluster of terminals with their controller, etc.

e.     Data Processing System (System)—The total complement of Contractor-furnished machines, including one or more central processors (or instruction processors) and operating software, which are acquired to operate as an integrated group.

f.      Designated CPU(s)—For each product, the term “Designated CPU(s)”, if applicable, means the central processing unit of the computers or the server unit, including any associated peripheral units.  If no specific “Designated CPU(s)” are specified on the contract, the term shall mean any and all CPUs located at the site specified therein.

g.     Documentation—Nonproprietary manuals and other printed materials which are necessary or useful to the State in its use or maintenance of the equipment or software provided hereunder.

h.     Equipment—An all-inclusive term which refers either to individual machines or to a complete data processing system or subsystem, including its hardware and operating software (if any).

i.      Equipment Failure—A malfunction in the equipment, excluding all external factors, which prevents the accomplishment of the equipment’s intended function(s).  If microcode or operating software residing in the equipment is necessary for the proper operation of the equipment, a failure of such microcode or operating software which prevents the accomplishment of the equipment’s intended functions shall be deemed to be an equipment failure.

j.      Facility Readiness Date—The date specified in the Statement of Work by which the State must have the site prepared and available for equipment delivery and installation.

k.     Hardware –Usually refers to computer equipment and is contrasted with software.  See also Equipment.

l.      Installation Date—The date specified in the Statement of Work by which the Contractor must have the ordered equipment ready (certified) for use by the State.

m.    Information Technology – includes, but is not limited to, all electronic technology systems and services, automated information handling, system design and analysis, conversion of data, computer programming, information storage and retrieval, telecommunications which include voice, video, and data communications, requisite system controls, simulation, electronic commerce, and all related interactions between people and machines.

n.     Machine—An individual unit of a data processing system or subsystem, separately identified by a type and/or model number, comprised of but not limited to mechanical, electro-mechanical, and electronic parts, microcode, and special features installed thereon and including any necessary software, e.g., central processing unit, memory module, tape unit, card reader, etc.

o.     Machine Alteration—Any change to a Contractor-supplied machine which is not made by the Contractor, and which results in the machine deviating from its physical, mechanical, electrical, or electronic (including microcode) design, whether or not additional devices or parts are employed in making such change.

p.     Maintenance Diagnostic Routines—The diagnostic programs customarily used by the Contractor to test equipment for proper functioning and reliability.

q.     Mean Time Between Failure (MTBF)—The average expected or observed time between consecutive failures in a system or component.

r.      Mean Time to Repair (MTTR)—The average expected or observed time required to repair a system or component and return it to normal operation.

s.     Operating Software—Those routines, whether or not identified as program products, that reside in the equipment and are required for the equipment to perform its intended function(s), and which interface the operator, other Contractor-supplied programs, and user programs to the equipment.

t.      Operational Use Time—For performance measurement purposes, that time during which equipment is in actual operation by the State.  For  maintenance operational use time purposes, that time during which equipment is in actual operation and is not synonymous with power on time.

u.     Performance Testing Period—A period of time during which the State, by appropriate tests and production runs, evaluates the performance of newly installed equipment and software prior to its acceptance by the State.

v.     Period of Maintenance Coverage—The period of time, as selected by the State, during which maintenance services are provided by the Contractor for a fixed monthly charge, as opposed to an hourly charge for services rendered.  The Period of Maintenance Coverage consists of the Principal Period of Maintenance and any additional hours of coverage per day, and/or increased coverage for weekends and holidays.

w.    Preventive Maintenance—That maintenance, performed on a scheduled basis by the Contractor, which is designed to keep the equipment in proper operating condition.

x.     Principal Period of Maintenance—Any nine consecutive hours per day (usually between the hours of 7:00 a.m. and 6:00 p.m.) as selected by the State, including an official meal period not to exceed one hour, Monday through Friday, excluding holidays observed at the installation.

y.     Programming Aids—Contractor-supplied programs and routines executable on the Contractor’s equipment which assists a programmer in the development of applications including language processors, sorts, communications modules, data base management systems, and utility routines, (tape-to-disk routines, disk-to-print routines, etc.).

z.     Program Product—Programs, routines, subroutines, and related items which are proprietary to the Contractor and which are licensed to the State for its use, usually on the basis of separately stated charges and appropriate contractual provisions.

aa.   Remedial Maintenance—That maintenance performed by the Contractor which results from equipment (including operating software) failure, and which is performed as required, i.e., on an unscheduled basis.

bb.  Site License—For each product, the term “Site License” shall mean the license established upon acquisition of the applicable number of copies of such product and payment of the applicable license fees as set forth in the Statement of Work.

cc.   Software—An all-inclusive term which refers to any computer programs, routines, or subroutines supplied by the Contractor, including operating software, programming aids, application programs, and program products.

dd.  Software Failure—A malfunction in the Contractor-supplied software, other than operating software, which prevents the accomplishment of work, even though the equipment (including its operating software) may still be capable of operating properly.  For operating software failure, see definition of equipment failure.

See System – The complete collection of hardware, software and services as described in this Contract, integrated and functioning together, and performing in accordance with this Contract.

2      Documentation

a.     The Contractor agrees to provide to the State, at no charge, a number of all nonproprietary manuals and other printed materials, as described within the Statement of Work, and updated versions thereof, which are necessary or useful to the State in its use of the equipment or software provided hereunder.  The Contractor agrees to provide additional documentation at prices not in excess of charges made by the Contractor to its other customers for similar documentation.

b.     If the Contractor is unable to perform maintenance or the State desires to perform its own maintenance on equipment purchased under this contract then upon written notice by the State the Contractor will provide at Contractor’s then current rates and fees adequate and reasonable assistance including relevant documentation to allow the State to maintain the equipment based on Contractor’s methodology.  The Contractor agrees that the State may reproduce such documentation for its own use in maintaining the equipment.  If the Contractor is unable to perform maintenance, the Contractor agrees to license any other Contractor that the State may have hired to maintain the equipment to use the above noted documentation.  The State agrees to include the Contractor’s copyright notice on any such documentation reproduced, in accordance with copyright instructions to be provided by the Contractor.

3      Limitation of Liability

a.     Contractor’s liability for damages to the State for any cause whatsoever, and regardless of the form of action, whether in contract or in tort, shall be limited to the greater of $200,000 or the purchase price stated herein that are the subject matter of or are directly related to the cause of action.  In those instances where Contractor has failed to perform as called for by the contract, the Limitation of Liability provided above shall not limit any right to recover the ‘Cost to Cover.’  'Cost to Cover' means the cost of procuring a machine or machines of equivalent (not greater) capability, function, and performance, less the Contractor's bid price.

b.     The foregoing limitation of liability shall not apply to the payment of costs and damage awards referred to in the Paragraph of the General Provisions, entitled “Patent, Copyright, and Trade Secret Protection”, to claims covered by other specific provisions calling for liquidated damages or specifying a different limit of liability, or to claims for injury to persons or damage to property caused by Contractor’s negligence.  This limitation of liability does not apply to the receipt of court costs or attorney’s fees that might be awarded by a court in addition to damages after litigation based on this contract.

c.     State’s liability for damages for any cause whatsoever, and regardless of the form of action whether in contract or in tort, excluding negligence, shall be limited to the greater of $200,000 or the purchase price stated herein that are the subject matter of or are directly related to the cause of action.

d.     In no event will either the Contractor or the State be liable for consequential damages even if notification has been given as to the possibility of such damages.

4      Indemnification

Notwithstanding the “Indemnification” provision in the General Provisions, Contractor agrees to indemnify, defend and save harmless the State, its officers, agents and employees from any and all claims and losses, with the exception of consequential damages, accruing or resulting to any and all contractors, subcontractors, suppliers, laborers and any other person, firm or corporation furnishing or supplying work, services, materials or supplies in connection with the performance of this Contract, and from any and all claims and losses accruing or resulting to any person, firm or corporation who may be injured or damaged by Contractor in the performance of this Contract.

5      Rights in Data

a.     All technical communications and records originated or prepared by the Contractor pursuant to this Contract including papers, reports, charts, computer programs, and other documentation, but not including Contractor’s administrative communications and records relating to this Contract shall be delivered to and shall become the exclusive property of the State and may be copyrighted by the State.

b.     The ideas, concepts, know-how, or techniques relating to data processing, developed during the course of this Contract by the Contractor or jointly by the Contractor and the State can be used by either party in any way it may deem appropriate.

c.     All inventions, discoveries or improvements of the computer programs developed pursuant to this Contract shall be the property of the State.  The State agrees to grant a nonexclusive royalty-free license for any such invention, discovery, or improvement to the Contractor program or any other such person and further agrees that the Contractor or any other such person may sublicense additional persons on the same royalty-free basis.

d.     This Contract shall not preclude the Contractor from developing materials outside this Contract which are competitive, irrespective of their similarity to materials which might be delivered to the State pursuant to this Contract.

6      Protection of Proprietary Software and Other Proprietary Data

a.     State agrees that all material appropriately marked or identified in writing as proprietary, and furnished hereunder are provided for State's exclusive use for the purposes of this Contract only.  All such proprietary data shall remain the property of the Contractor.  State agrees to take all reasonable steps to insure that such proprietary data are not disclosed to others, without prior written consent of the Contractor, subject to the California Public Records Act.

b.     The State will insure, prior to disposing of any media, that any licensed materials contained thereon have been erased or otherwise destroyed.

c.     The State agrees that it will take appropriate action by instruction, agreement or otherwise with its employees or other persons permitted access to licensed software and other proprietary data to satisfy its obligations under this Contract with respect to use, copying, modification, protection and security of proprietary software and other proprietary data.

SSD SOS 0010

Business Programs Automation

Attachment 4   IT Personnel Contract

1      Contract Type

a.     Unless otherwise specified, the Statement of Work shall define and authorize work on a Fixed Price basis, with a guarantee of task completion.

b.     To the extent that additional work not foreseen at the time this Contract is executed must be accomplished, Work Authorizations, as described in the Statement of Work, will be the means for defining and authorizing such work on a Labor Hour basis.

2      Personnel

a.     Contractor personnel shall perform their duties on the premises of the State, during the State's regular work days and normal work hours, except as may be specifically agreed to otherwise by the State.

b.     The State reserves the right to disapprove the continuing assignment of Contractor personnel provided to the State under this Contract.  If the State exercises this right, and the Contractor cannot immediately replace the disapproved personnel, the parties agree to proceed with any equitable adjustment in schedule or other terms that may be affected thereby.

c.     The Contractor will make every effort consistent with sound business practices to honor the specific requests of the State with regard to assignment of its employees; however the Contractor reserves the sole right to determine the assignment of its employees.  If a Contractor employee is unable to perform due to illness, resignation, or other factors beyond the Contractor's control, the Contractor will make every reasonable effort to provide suitable substitute personnel.

d.     In recognition of the fact that Contractor personnel providing services under this Contract may perform similar services from time to time for others, this Contract shall not prevent Contractor from performing such similar services or restrict Contractor from using the personnel provided to the State under this Contract, providing that such use does not conflict with the performance of services under this Contract.

3      Responsibilities of the State

a.     The State shall provide normal office working facilities and equipment necessary for Contractor performance under this Contract.  Any special requirements (e.g., reprographic services, computer time, key data entry, etc.) shall be identified in the Statement of Work.

b.     The State is responsible for providing required information, data, documentation, and test data to facilitate the Contractor’s performance of the work, and will provide such additional assistance and services as is specifically set forth in the Statement of Work.

c.     Delay or failure by the State to fulfill the above described responsibilities, such that the Contractor is prevented from performing in accordance with the applicable Statement of Work, may result in additional costs to the State and deviations from previously agreed upon work schedules.  Any claim for equitable adjustment to price, schedule or both shall be processed in accordance with the provision entitled “Unilateral Changes” in the General Provisions.  Should the Contractor determine that a delay exists, or is probable due to failure of the State, the Contractor will notify the State in writing immediately.

4      Unanticipated Tasks

a.     In the event that additional work must be performed which was wholly unanticipated, and which is not specified in this Contract, but which in the opinion of both parties is necessary to the successful accomplishment of the general scope of work outlined, the procedures outlined in this article will be employed.

b.     For each item of unanticipated work, a Work Authorization will be prepared in accordance with the sample attached as Exhibit A and will be incorporated into this Contract.

c.     It is understood and agreed by both parties to this Contract that all of the terms and conditions of this Contract shall remain in force with the inclusion of any such Work Authorization.  Such Work Authorization shall in no way constitute a contract other than as provided pursuant to this Contract nor in any way amend or supersede any of the other provisions of this Contract.

d.     Each Work Authorization shall consist of a detailed statement of the purpose, objective, or goals to be undertaken by the Contractor, the job classification or approximate skill level of the personnel to be made available by the Contractor, an identification of all significant material to be developed by the Contractor and delivered to the State, an identification of all significant materials to be delivered by the State to the Contractor, an estimated time schedule for the provisions of these services by the Contractor, completion criteria for the work to be performed, the name or identification of the Contractor personnel to be assigned, the Contractor's estimated work hours required to accomplish the purpose, objective or goals, the Contractor's billing rates per work hour, and the Contractor's estimated total cost of the Work Authorization.

e.     All Work Authorizations must be in writing prior to beginning work and signed by the Contractor and the State.

f.      The State has the right to require the Contractor to stop or suspend work on any Work Authorization pursuant to the “Stop Work”  provision of the General Provisions.

g.     Personnel resources will not be expended (at a cost to the State) on task accomplishment in excess of estimated work hours required unless the procedure below is followed:

1)     If, in the performance of the work, the Contractor determines that a Work Authorization to be performed under this Contract cannot be accomplished within the estimated work hours, the Contractor will immediately notify the State in writing of the Contractor's estimate of the work hours which will be required to complete the Work Authorization in full.  Upon receipt of such notification, the State may:

(a)   Authorize the Contractor to expend the estimated additional work hours or service in excess of the original estimate necessary to accomplish the Work Authorization (such an authorization not unreasonably to be withheld), or

(b)   terminate the Work Authorization, or

(c)   alter the scope of the Work Authorization in order to define tasks that can be accomplished within the remaining estimated work hours.

2)     The State will notify the Contractor in writing of its election within seven (7) calendar days after receipt of the Contractor's notification.  If notice of the election is given to proceed, the Contractor may expend the estimated additional work hours or services.  The State agrees to reimburse the Contractor for such additional work hours.

5      Invoicing, and Payment for Services

a.     During the execution of the Statement of Work which involves the delivery to the State of identified deliverable items, the Contractor may submit periodically to the State invoices based on the invoicing schedule submitted with the Proposal as part of the Proposed Solution Description.  The State will withhold twenty percent (20%) of the invoice.

b.     There will be no advances.

c.     There will be no time and materials payments.

d.     If progress payments are proposed, the payments must be tied to deliverables.  Vendors must specify the deliverables in the Proposed Solution Description.  No payment will be made until the specified deliverable is approved.  Progress payments will result in a 20% holdback from each invoice and will require a performance bond.

e.     The SOS will consider the following payment options: transaction-based, deliverables-based, realized cost savings, other options not in conflict with the exclusions above, or a combination of these options.  (Realized cost savings mean that the vendor is not paid until the savings have actually accrued to the State.) The Vendors must include, with the proposed contract language changes, the payment terms proposed for this project.  All proposed language changes must be submitted in accordance with the procedures described in Appendix A.

f.      Any equipment purchased for this contract will become the property of the State after the termination of the contract.

g.     Invoices prepared in accordance with this provision will not be submitted more frequently than monthly to the State.

h.     In the aggregate, invoices reflecting progress payments will not exceed 90 percent of the ceiling amount of the Contract, with the balance to be invoiced upon satisfactory completion of the Contract.

6      Contractor Evaluation

In accordance with the California Government Code, contractor performance evaluation will be completed within the guidelines of the State Administrative Manual, Section 1283.  The State contracting agency, upon contract completion, will complete and forward the contractor evaluation to the Department of General Services.

SSD SOS 0010

Business Programs Automation

Attachment 5   IT Software Contract

1      License Grant

a.     Contractor hereby grants to the State and the State accepts from Contractor, subject to the terms and conditions of this Contract, a non–exclusive, non–transferable license to use the Software Products listed in Statement of Work of this Contract (hereinafter referred to as "Software Products").

b.     State may use the Software Products in the conduct of its own business, and any division thereof.

c.     The license granted above authorizes the State to use the Software Products in machine–readable form on the computer system located at the site(s) specified in the Statement of Work.  Said computer system and its associated units (collectively referred to as CPU) are as designated in the Statement of Work. If the designated CPU is inoperative due to malfunction, the license herein granted shall be temporarily extended to authorize the State to use the Software Products, in machine–readable form, on any other State CPU until the designated CPU is returned to operation.

d.     By prior written notice, the State may redesignate the CPU in which the Software Products are to be used.  The redesignation will be effective upon the date specified in the notice of redesignation.

2      Encryption/CPU ID Authorization Codes

a.     When Encryption/CPU Identification (ID) authorization codes are required to operate the software products, the Contractor will provide all codes to the State with delivery of the software.

b.     In case of an inoperative CPU as defined in paragraph 1c. above, Contractor will provide a temporary encryption/CPU ID authorization code to the State for use on a temporarily authorized CPU until the designated CPU is returned to operation.

c.     When changes in designated CPUs occur, the State will notify the Contractor via telephone and/or facsimile/e-mail of such change.  Upon receipt of such notice, Contractor will issue via telephone and/or facsimile/e-mail to the State within 24 hours, a temporary encryption ID authorization code for use on the newly designated CPU until such time as a permanent code is assigned.

3      Fees and Charges

Upon acceptance of Software by State, in accordance with Paragraphs 5 herein and the Statement of Work, State will pay the license fee or recurring charge for the Software Products as set forth in Statement of Work.  Charges will commence on the Acceptance Date as established in the Statement of Work.  The Contractor shall render invoices for recurring charges or single charges in the month following the month in which the charges accrue.

4      Maintenance

a.     The correction of any residual errors in any Software Product that may be discovered by Contractor or by the State will be considered maintenance.  Such maintenance will be performed by Contractor without additional charge for the duration of this contract.  Suspected errors discovered by the State in the Software Products will be handled by the following procedures:

1)     A listing of the output and a copy of the identical input data in machine–readable form will be submitted to Contractor along with a completed copy of the appropriate Contractor information form and, if appropriate, a listing of the contents of the memory of the CPU at the time the error condition was noted.

2)     Errors in the Software Product as verified by Contractor will be corrected by providing a new copy of said Software Product (or of the affected portions) in machine–readable form.

3)     The Contractor shall attempt to correct Software Product errors within a reasonable time.

b.     Contractor will be available to assist the State in isolating and correcting error conditions caused by the State's particular hardware or operating system at rates in accordance with the Statement of Work.

c.     If Contractor is called upon by State to correct an error caused by State's negligence, modification by State, State supplied data, machine or operator failure, or due to any other cause not inherent in the original Software Products, Contractor reserves the right to charge State for such service on a time and material basis, or rates in accordance with the Statement of Work.

5      Acceptance of Software

The State shall be deemed to have accepted each Software Product unless State, within thirty (30) days from the Installation Date, gives Contractor written notice to the effect that the Software Product fails to conform to the functional and performance specifications of this Contract.  Contractor will, upon receipt of such notice, investigate the reported deficiencies.  The rights of the parties shall be governed by the following:

a.     If it is found that the Software Product fails to conform to the Contract requirements, and Contractor is unable to remedy the deficiency within the timeframe identified in the Statement of Work, State shall return all material furnished hereunder.  The State shall have the option of accepting substitute software, terminating this portion of the contract, or terminating this contract in its entirety and placing the Contractor in default.

b.     If it is found that the Software Product fails to conform to the Contract requirements and the Contractor within sixty (60) days of receipt of the above said notice corrects the deficiencies in the Software Product, the State will provide Contractor with written acknowledgement of its acceptance of said Software Product.

c.     If it is found that the Software Product does, in fact, conform to the Contract requirements, the State shall reimburse Contractor for the time and material cost of the investigation at Contractor's rates in accordance with the Statement of Work.

6      Right To Copy or Modify

a.     Any Software Product provided by Contractor in machine–readable form may be copied, in whole or in part, in printed or machine–readable form for use by the State with the designated CPU, to perform one–time benchmark tests, for archival or emergency restart purposes, to replace a worn copy, to understand the contents of such machine–readable material, or to modify the Software Product as provided below; provided, however, that no more than the number of printed copies and  machine–readable copies as specified in the Statement of Work will be in existence under this Contract at any one time without prior written consent from Contractor.  Such consent shall not be unreasonably withheld by the Contractor.  The original, and any copies of the Software Product, in whole or in part, which are made hereunder shall be the property of the Contractor.

b.     The State agrees to keep any such copies and the original at a mutually designated State location, except that the State may transport or transmit a copy of the original of any Software Product to another State location for backup use when required by CPU malfunction, provided the copy or the original is destroyed or returned to the designated location when the malfunction is corrected.

c.     The State may modify any non-personal computer Software Product, in machine–readable form, for its own use and merge it into other program material.  Any portion of the Software Product included in any merged program material shall be used only on the designated CPUs and shall be subject to the terms and conditions of this Contract.

7      Future Releases

If improved versions of any Software Product are developed by Contractor, and are made available to other licensees, they will be made available to the State at the State's option  according to the specifics contained in the Statement of Work.

8      Acceptance Testing for Software (other than Operating Software)

a.     Acceptance testing is required for all Contractor-supplied software supplied under this contract and listed on the Statement of Work, including all software initially installed, improved versions (new releases) of this software, any such software which has been altered (modified) by the Contractor to satisfy State requirements, and any substitute software provided by the Contractor in lieu thereof, unless Statement of Work provides otherwise.  The purpose of the Acceptance Test is to ensure that the software operates in substantial accord with the Contractor's technical specifications and meets the State's performance specifications.  The specific procedures for the accomplishment of such tests are contained in the Statement of Work.

b.     When Contractor has notified the State in writing that the software is installed and ready for use, or if installation is not required by Contractor, when software has been delivered to State, the State shall begin Acceptance Testing on the first State workday following such certification or delivery, unless otherwise provided in the Statement of Work.

c.     If successful completion of the Acceptance Test is not attained withinthe timeframe as specified in the Statement of Work, the State shall have the option to request substitute software, cancel that portion of the contract which relates to the unaccepted software, or continue the Acceptance Tests.  The State's option shall remain in effect until such time as the tests are successfully performed, or the timeframe as specified in the Statement of Work, whichever occurs first.  If the Acceptance Tests have not been successfully performed prior to the expiration ofthe timeframe specified in the Statement of Work, that portion of the contract which relates to the unaccepted software shall be canceled, unless both parties agree to the continuation of the tests or to the delivery of substitute software.  If the unaccepted software (or its functional equivalent) is crucial to the accomplishment of the work for which the equipment was acquired, and is so identified in the Statement of Work, the State shall have the option of terminating the entire contract in accordance with the Termination for Default provision in the contract.

d.     Unless otherwise provided in the Statement of Work, software shall not be accepted by the State and no charges associated with such software shall be paid by the State until the software has satisfactorily completed the Acceptance Tests.  Immediately upon successful completion of the Acceptance Testing, the State shall notify the Contractor in writing of the acceptance of the software and authorize appropriate payment.

SSD SOS 0010

Business Programs Automation

Attachment 6   IT Purchase Contract

1      Liquidated Damages

a.     General

In the event that the Contractor fails to deliver in accordance with the Contract requirements, the parties agree that the delay will interfere with the proper implementation of the State's programs, to the loss and damage of the State.  From the nature of the case, it would be impracticable and extremely difficult to fix the actual damages sustained in the event of any such delay.  The State and Contractor, therefore, presume that in the event of any such delay the amount of damage which will be sustained from a delay will be the amounts set forth in the Statement of Work, and the State and the Contractor agree that in the event of any such delay, the Contractor shall pay such amounts as liquidated damages and not as a penalty. Amounts due the State as liquidated damages may be deducted by the State from any money payable to the Contractor.  The State shall notify the Contractor in writing of any claim for liquidated damages pursuant to this paragraph on or before the date State deducts such sums from money payable to the Contractor.

b.     Delivery Delays

1)     If the Contractor does not deliver all the deliverables listed on the Statement of Work ready for use in substantial accordance with the Contractor's specifications, on or before the Delivery Dates specified in the Statement of Work, the Contractor shall be liable for liquidated damages in the amounts specified in the Statement of Work, in lieu of all other damages for such nondelivery.  Liquidated damages shall accrue for each calendar day between the Delivery Date specified and the actual date of the delivery of such deliverables or for 180 days, whichever occurs first.  If the Contractor fails to provide the software listed in the Statement of Work by the specified Delivery Date, but provides suitable substitution of software acceptable to the State, liquidated damages shall not apply to listed software for which substituted software is provided.

2)     If the State is unable to use the equipment on the installation date because Contractor failed to deliver the software listed in the Statement of Work by the Delivery Date specified in the Statement of Work, and Contractor does not furnish suitable substitute software acceptable to the State, liquidated damages for equipment noninstallation shall be paid to the State in lieu of damages for software nondelivery.  Such liquidated damages shall apply until the State uses the equipment or until Contractor provides the programming aids, program products, or applications which would render the equipment usable, whichever occurs first, but not for more than 180 calendar days.

2      Title to Equipment

Unless otherwise specified in the Statement of Work, title to the equipment shall remain in the Contractor and assigns, if any, until such time as successful acceptance testing has been achieved. Title to a special feature installed on a machine and for which only a single installation charge was paid shall pass to the State at no additional charge, together with title to the machine on which it was installed.

3      Price Decline (Applicable to Third Party Contractors)

Prices quoted shall be the maximum for the contract period subject to any price escalation provisions reflected in the Statement of Work.  However, should a price decline be announced by the manufacturer after contract award, but prior to a third party contractor taking title to the equipment, and should the third party contractor be the recipient of this manufacturer's price decline, it shall be passed on in total to the State by the third party contractor.  Any interest, finance, or other charges based on the contract price will be recomputed using the original bid rates and the differences will also be passed to the State in total.

4      Price Decline (Applicable to Manufacturers)

Prices quoted shall be the maximum for the contract period subject to any price escalation provisions reflected in the Statement of Work.  However, should a price decline be announced by the manufacturer after contract award, but prior to the State taking title to the equipment, it shall be passed on in total to the State by the manufacturer.  Any interest, finance, or other charges based on the contract price will be recomputed using the original bid rates and the differences will also be passed to the State in total.

SSD SOS 0010

Business Programs Automation

Attachment 7   IT Maintenance Contract

1      Maintenance of Equipment

The Contractor is responsible under this contract to maintain the equipment identified in the Statement of Work.  The Contractor shall keep the equipment in good operating condition and shall always be responsive to the maintenance requirements of the State.  Equipment maintenance shall be provided in accordance with this Contract, with the maintenance charges, period of maintenance coverage, locations, etc. listed in the Statement of Work.

2      Exclusions

a.     Maintenance service does not include:

1)     Electrical work external to the machines or maintenance of accessories, alterations, attachments, or other devices not listed in the Statement of Work.

2)     Repair of damage or increase in service time caused by: accident; disaster, which shall include, but not be limited to, fire, flood, water, wind, and lightning; transportation; neglect, misuse, fault or negligence of the State; and alterations, which shall include, but not be limited to, any deviation from Contractor's physical, mechanical, or electrical machine design, and attachments.

3)     Repair of damage or increase in service time resulting from failure to provide a suitable installation environment with all facilities prescribed by the appropriate Contractor Installation Manual–Physical Planning (including, but not limited to, failure of, or failure to provide adequate electrical power, air conditioning or humidity control).

4)     Repair of damage or increase in service time attributable to the use of the machines for other than the data processing purpose for which it was acquired.

5)     Furnishing platens, supplies or accessories; painting or refinishing the machines or furnishing material therefore; inspecting machines altered by other than Contractor; making specification changes or performing services connected with the relocation of machines; or adding or removing accessories, attachments or other devices.

6)     Such service which is impractical for Contractor to render because of alterations or connection by mechanical or electrical means to another machine.

7)     Repair of damage, replacement of parts (due to other than normal wear) or repetitive service calls caused by the use of supplies or materials not meeting Contractor's specifications for such supplies or materials.

8)     Repair of damage or increase in service time caused by conversion from one Contractor model to another or the installation or removal of a Contractor feature whenever any of the foregoing was performed by other than the Contractor.

9)     Repair or maintenance by Contractor that is required to restore equipment to proper operating condition after any person other than Contractor's employee had performed maintenance or otherwise repaired an item of equipment.

b.     The Contractor may be required to perform repair or maintenance on excluded items in paragraph a, above. An additional charge for such repair or maintenance shall be at the established contract rates in the Statement of Work, or if not stated, be at Contractor's applicable time and material rates and terms then in effect.  The procedures for authorization of such maintenance may be the same as those for Remedial Maintenance outside of the Principle Period of Maintenance.

3      Responsibilities of the Contractor

a.     This maintenance service includes the following and may be further described in the Statement of Work:

1)     Scheduled preventive maintenance based upon the specific needs of the individual machines as determined by manufacturer.

2)     Unscheduled, on-call remedial maintenance.  Such maintenance will include lubrication, adjustments, and replacement of maintenance parts deemed necessary by the Contractor.

b.     Maintenance parts will be furnished by Contractor and will be new or equivalent to new in performance when used in these machines.  Replaced maintenance parts become the property of the Contractor.

c.     Preventive maintenance shall be performed on a schedule which is mutually acceptable to the State and the Contractor, which is consistent with the State's operating requirements, and which is based upon the specific needs of the equipment as determined by the manufacturer.  Such schedules shall be in writing and shall specify the frequency and duration of preventive maintenance for the equipment in the Statement of Work.

e.     Remedial maintenance shall be commenced promptly after notification by an authorized State representative that equipment and/or software is inoperative.

4      Responsibilities of the State

a.     The State shall provide an appropriate operating environment, including temperature, humidity, and electrical power, in accordance with the environmental requirements contained in the Contractor's published specifications for the equipment listed on the Statement of Work.

b      Unless mutually agreed to by the Contractor and the State, State personnel will not perform maintenance or attempt repairs to the equipment while such equipment is governed by the terms of this Contract.

c      Subject to the State's security regulations, the Contractor shall have full and free access to the machines to provide service thereon.

5      Maintenance Coverage

a.     Period of maintenance coverage:

1)     The State may select a period or periods of maintenance coverage, as stated in the Statement of Work, in accordance with the following:

(a)   A minimum monthly maintenance charge entitles the State to maintenance coverage during the Principal Period of Maintenance.

(b)   The State may select in lieu of the hours available for the minimum monthly maintenance charge, one or more of the optional periods of maintenance coverage for an additional charge as shown in the Statement of Work

2)     The hours of maintenance coverage for a machine on Monday through Friday shall be the same each day; and the hours on Saturday and Sunday shall be the same hours on all Saturdays or Sundays.  All machines covered under this Contract must have a simultaneous span of time within the selected periods of maintenance coverage, at least equal to the shortest period offered for any machine in the system.

3)     The State may change its selected period of maintenance coverage by giving Contractor fifteen (15) days prior written notice.

b.     Preventive Maintenance (scheduled)

Preventive maintenance can either be performed within or outside of the Principal Period of Maintenance (PPM).  An additional charge may be made for Preventive Maintenance to be performed outside of the PPM, as set forth in the Statement of Work.  No additional charge shall be made for Preventive Maintenance that is to be performed within the PPM.

c.     Remedial Maintenance (unscheduled)

1)     Remedial maintenance shall be performed after notification by authorized State personnel that the equipment is malfunctioning.

2)     The Contractor shall provide the State with a designated point of contact and will initiate the remedial maintenance.

3)     There shall be no additional maintenance charges for:

(a)   Remedial maintenance during the period of maintenance coverage unless the remedial maintenance is due to the fault or negligence of the State.

(b)   Time spent by maintenance personnel after arrival at the site awaiting the arrival of additional maintenance personnel and/or delivery of parts, etc., after a service call has been commenced.

(c)   Remedial maintenance required because the scheduled preventive maintenance preceding the malfunction had not been performed, unless the State had failed to provide access to the equipment.

(d)   For time of delay beyond the PPM, Contractor shall continue to perform maintenance for the same amount of time outside the covered period without additional charge to the State.

(e)   The first hour of work performed when remedial maintenance service is requested during the covered period of maintenance and the actual work is begun outside such period.

6      Maintenance Charges

a.     The monthly maintenance charges described include all maintenance costs, and the State will pay no additional charges unless specifically set forth in this Contract.  Maintenance rates shall be firm for the contract period subject to any maximum annual maintenance escalation as set forth in the Statement of Work.

b.     Maintenance charges for fractions of a calendar month shall be computed at the rate of 1/30 of the applicable Total Monthly Maintenance Charge, for each day maintenance was provided.

c.     There will be no charge for travel expense associated with maintenance service or programming service under this Contract except that actual travel expenses will be charged in those instances where the site at which the machine is located is not normally accessible by private automobile or scheduled public transportation.

d.     All maintenance and other service activities (including but not limited to activities relating to pre-installation planning, inspections, relocation of machines, engineering changes and altered programming) which may be made available by Contractor to the State at no additional charge or at Contractor's then applicable time and material charges, in connection with any machines or programming supplied under this Contract, shall be subject to the terms and conditions of this Contract, unless such activities are provided under another written agreement signed by the State and the Contractor.

7      Maintenance Credit for Inoperative Machines

The Contractor shall grant a proportionate maintenance credit on a machine shown in the Statement of Work when the machine is inoperative for consecutive scheduled work periods totaling 24 hours from the time the State notifies the Contractor the machine was inoperative, provided (1) the machine became inoperative through no fault of the State, and (2) the breakdown was attributable to equipment failure.  The credits to be granted by the Contractor to the State shall be as reflected in the Statement of Work.

8      Engineering Changes

Engineering changes, determined applicable by Contractor, will be controlled and installed by Contractor on equipment covered by this contract.  The State may elect to have only mandatory changes, as determined by Contractor, installed on machines so designated.  A written notice of this election must be provided to the Contractor for confirmation.  There shall be no charge for engineering changes made.  Any Contractor-initiated change shall be installed at a time mutually agreeable to the State and the Contractor.  Contractor reserves the right to charge, at its then current time and material rates, for additional service time and materials required due to noninstallation of applicable engineering changes after Contractor has made a reasonable effort to secure time to install such changes.

9      Relocation of Equipment

a.     In the event the equipment being maintained under the terms and conditions of this contract is moved to another location within the State of California, the Contractor shall continue to maintain the equipment at the new location.

b.     The charges of the Contractor to dismantle and pack the equipment and installation at the new location shall be at the rates set forth in the Statement of Work.  The State agrees to pay all costs incidental to any move, including costs for packing, crating, rigging, transportation, unpacking, uncrating, insurance, installation, and State and local sales tax, if any.

c.     If Contractor is responsible for the move, no re-certification charges to confirm continued maintenance eligibility will be applicable.  If the move is conducted by other than Contractor, State agrees to pay re-certification charges to Contractor at rates set forth in the Statement of Work.

10   Termination

Notwithstanding the Termination for Convenience provisions contained in the General Provisions, upon thirty (30) days’ written notification to the Contractor, State may terminate, at no cost to the State, maintenance for all or any portion of the equipment identified in the Statement of Work.

NIC Final Proposal
BUSINESS PROGRAMS AUTOMATION SYSTEM
California Secretary of State
SSD SOS-0010

COST TABLE VII - 1 - TOTAL TO BE PAID TO VENDOR OPTION B
Cost Category	FY 2001/2002	FY 2002/2003	FY 2003/2004	FY 2004/2005	FY 2005/2006	Total Cost for Each Category all Fiscal Years
One-Time Hardware Acquisition	$240,714.00	$0.00	$0.00	$0.00	$0.00	$240,714.00
One-Time Software Acquisition	$986,929.00	$0.00	$0.00	$0.00	$0.00	$986,929.00
One-time Application Development and Implementation	$4,347,781.25	$13,043,343.75	$0.00	$0.00	$0.00	$17,391,125.00
Software Source Code	$4,347,781.25
Updated COTS Source Code - UCC		$3,260,835.94
Updated COTS Source Code - Business Filings		$3,260,835.94
COTS Software & Software Documentation - UCC		$3,260,835.94
COTS Software & Software Documentation - Business Filings		$3,260,835.94
One-time Data Conversion	$2,758,244.50	$1,712,984.50	$4,341.00	$0.00	$0.00	$4,475,570.00
Other One-Time Costs	$28,080.00	$84,240.00	$140,400.00	$70,200.00	$28,080.00	$351,000.00
Sub-total One-Time Costs	$8,361,748.75	$14,840,568.25	$144,741.00	$70,200.00	$28,080.00	$23,445,338.00
On-Going Maintenance and Operations System Support	$62,612.00	$955,821.00	$921,698.00	$773,691.00	$773,691.00	$3,487,513.00
Sub-total On-going Costs	$62,612.00	$955,821.00	$921,698.00	$773,691.00	$773,691.00	$3,487,513.00
TOTAL COST	$8,424,360.75	$15,796,389.25	$1,066,439.00	$843,891.00	$801,771.00	$26,932,851.00

1.  This quote includes 9X5 support for applications.  24x7 support for applications is an additional $348,751 annually after implementation.

2.  This quote includes $412,000 for the implementation of Special Filings that can be removed from the proposal at the option of the State.

3.  This quote includes $1,100,000 for a turnkey outreach program to drive adoption of the new BPA solution.  It was not a requirement of the project.  Therefore, NIC gives the State the option to reduce all or some portion of the proposed outreach program.

4.  Progress payments have not been proposed. Therefore, in an effort to use public funds appropriately and lower overall project costs, NIC has not included the costof a performance bond.  Should a performance bond be required, the cost will be an additional $15 per $1,000

COST TABLE VII - 2 - TOTAL TO BE PAID BY THE STATE OTHER THAN TO THE VENDOR OPTION B
Cost Category	FY 2001/2002	FY 2002/2003	FY 2003/2004	FY 2004/2005	FY 2005/2006	Total Cost for Each Category all Fiscal Years
One-time Hardware Acquisition	n/p	n/p	n/p	n/p	n/p	n/p
One-time Software Acquisition	n/p	n/p	n/p	n/p	n/p	n/p
One-time Application Development and Implementation	n/p	n/p	n/p		n/p	n/p
One-time Data Conversion	n/p	n/p	n/p	n/p	n/p	n/p
One-time State Personnel Costs	$864,945.61	$847,503.66	$0.00	$0.00	$0.00	$1,712,449.27
One-time Data Center Costs	$428,495.00	$0.00	$0.00	$0.00	$0.00	$428,495.00
Other One-time Costs	n/p	n/p	n/p	n/p	n/p	n/p
Sub-total One-Time Costs	$1,293,440.61	$847,503.66	$0.00	$0.00	$0.00	$2,140,944.27
On-Going Maintenance and Operations System Support	n/p	n/p	n/p	n/p	n/p	n/p
On-going Operating Costs	n/p	n/p	n/p	n/p	n/p	n/p
On-going State Personnel Costs	$0.00	$170,574.00	$341,148.00	$341,148.00	$341,148.00	$1,194,018.00
On-going Data Center Costs	$1,443,856.00	$1,320,132.00	$1,320,132.00	$1,410,912.00	$1,320,132.00	$6,815,164.00
Sub-total On-going Costs	$1,443,856.00	$1,490,706.00	$1,661,280.00	$1,752,060.00	$1,661,280.00	$8,009,182.00
TOTAL COST	$2,737,296.61	$2,338,209.66	$1,661,280.00	$1,752,060.00	$1,661,280.00	$10,150,126.27

COST TABLE VII - 3 - PER TRANSACTION COST DETAIL OPTION B
Item	Transaction Detail	FY 01/02			FY 02/03			FY 03/04			FY 04/05			FY 05/06			Item Total
		Per item	No. of items	Total cost	Per item	No. of items	Total cost	Per item	No. of items	Total cost	Per item	No. of items	Total cost	Per item	No. of items	Total cost
1
2
3
4
5
6
7
8
9
10
FISCAL YEAR TOTAL

COST TABLE VII - 4 - PROJECTED STATE SAVINGS OPTION B
Item No.	Description of Saving	FY 2001/2002	FY 2002/2003	FY 2003/2004	FY 2004/2005	FY 2005/2006	Item Savings
1	Data Center Savings
Personnel Savings
2

3
4
5
6
7
8
9
10
11
Total State Savings

COST TABLE VII - 5 - ONE-TIME HARDWARE COSTS OPTION B
Item No.	Item Description	Quantity	Unit Cost	Total Item Cost
1
2	Hardware and System Software - SOS
3	Scan Workstation and Monitor	7	$3,082.00	$21,574.00
4	Statement of Officer Server	2	$28,387.00	$56,774.00
5	Development Workstation and Monitor	10	$3,082.00	$30,820.00
6	UCC Workgroup HS Laser Printers	2	$2,294.00	$4,588.00
7	Corp Workgroup HS Laser Printers	2	$2,294.00	$4,588.00
8	Fujitsu Color Duplex Document Scanner	6	$10,995.00	$65,970.00
9	Scanner Ctrl Card	6	$3,595.00	$21,570.00
10	Scanner Cable	6	$110.00	$660.00
11	Fujitsu Workgroup Color Duplex Doc. Scanner	5	$1,995.00	$9,975.00
12	FAX Server Interface Card	1	$1,395.00	$1,395.00
13	Ithaca 90 Slip Printers	24	$950.00	$22,800.00
14	Subtotal			$240,714.00
15
16	Hardware and System Software - TDC
17	Production Complex ES7000 (32 Processor)	1	$771,365.00	$771,365.00
24	Support Complex ES7000 (16 Processor)	1	$491,963.00	$491,963.00
28	Commodity HP Netserver	8	$27,184.13	$217,473.00
33	ESM6700 (for 16x Disk Total)	1	$10,303.00	$10,303.00
34	ESM7700 (for 32x Disk Total)	1	$99,056.00	$99,056.00
35	Optical Jukebox	2	$75,590.50	$151,181.00
36	Optical Platters (5.2GB)	404	$94.00	$37,976.00
37	CLU180 Tape Library	1	$61,461.00	$61,461.00
38	Citrix METAFRAME Software	495	n/a	$107,753.00
39	Veritas NetBackup Software	1	$102,423.00	$102,423.00
40	Installation and Training	1	$136,850.00	$136,850.00
41	Subtotal			$2,187,804.00
	Total Hardware Costs			$2,428,518.00

COST TABLE VII - 6 - PER PIECE IMAGING/ON DEMAND COSTS OPTION B
Item #	Item Description	From	Per Item Cost
1	Corporations Filings	Film	$0.18
		Paper	$0.27
2	Statement of Officers	Film	$0.18
		Paper	$0.27
3	UCC Filings	Film	$0.18
		Paper	$0.27
4	LP Documents	Film	$0.18
		Paper	$0.27
5	LLC Documents	Film	$0.18
		Paper	$0.27
6	LLP Documents	Film	$0.18
		Paper	$0.27
7	GP Documents	Film	$0.18
		Paper	$0.27
8	LP other Documents	Film	$0.18
		Paper	$0.27
9	Special Filings Documents	Film	$0.18
		Paper	$0.27
10	Trademark Documents	Film	$0.18
		Paper	$0.27
11	Service Mark Documents	Film	$0.18
		Paper	$0.27
12	Domestic Partners Documents	Film	$0.18
		Paper	$0.27

COST TABLE VII - 7 - SUMMARY OF DISABLED VETERAN OWNED BUSINESS ENTERPRISE PARTICIPATION OPTION B
DVBE COMPANY NAME	NATURE OF WORK	CONTRACTING WITH	TIER	CLAIMED DVBE VALUE OR %	CERTIFICATION

TOTAL

COST TABLE VII - 8 - CONVERSION COST DETAIL OPTION B
Program Area	Filing Type	Estimated Volume of Pages	To be Paid to the Vendor	Other to be paid by the State	Total Cost
UCC Mainframe Application Conversion			$435,000.00	n/p	$435,000.00
Corporations Mainframe Application Conversion			$362,500.00	n/p	$362,500.00
LP/LLC Mainframe Application Conversion			$217,500.00		$217,500.00
Corp Documents	All Corporations filing since 1980	4,000,000	$1,032,000.00	n/p	$1,032,000.00
Corp Documents	Statement of Officers	1,400,000	$361,200.00	n/p	$361,200.00
UCC Documents	UCC filings	5,500,000	$1,420,300.00	n/p	$1,420,300.00
LP Documents	All documents	754,000	$194,532.00	n/p	$194,532.00
LLC Documents	All documents	255,200	$65,841.60	n/p	$65,841.60
LLP Documents	All documents	3,200	$825.60	n/p	$825.60
GP Documents	All documents	8,600	$2,218.80	n/p	$2,218.80
LP other Documents	Foreign Lending Institutions, Unincorporated Associations, Unincorporated Nonprofit Associations, Foreign Partnerships	20,000	$5,160.00	n/p	$5,160.00
Special Filings Documents	Statements of Fact	10,000	$2,580.00	n/p	$2,580.00
Special Filings Documents	Joint Powers Agreements	1,800	$464.40	n/p	$464.40
Trademarks Documents	Active trademarks	107,600	$27,760.80	n/p	$27,760.80
Service Marks Documents	Active Service marks	96400	$24,871.20	n/p	$24,871.20
Domestic Partners Documents	All filings	4200 as of June	$1,083.60	n/p	$1,083.60
Backfile Conversion Project Management and Oversight			$321,732.00	n/p	$321,732.00
Total Cost			$4,475,570.00	n/p	$4,475,570.00